Exhibit 4.15

EXECUTION VERSION

WARRANT TO PURCHASE ORDINARY SHARES

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THIS INSTRUMENT IS ISSUED PURSUANT TO AND SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF A TRANSACTION AGREEMENT, DATED AS OF JANUARY 10, 2017, BY AND BETWEEN THE ISSUER OF THESE SECURITIES AND AMAZON.COM, INC., A DELAWARE CORPORATION, A COPY OF WHICH IS ON FILE WITH THE ISSUER. THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT WILL BE VOID.

WARRANT
to purchase
2,932,176
Ordinary Shares of
Kornit Digital Ltd.
an Israeli Limited Company

Issue Date: January 10, 2017

1.       Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.

“Affiliate” has the meaning ascribed to it in the Transaction Agreement.

“Amazon” means Amazon.com, Inc., a Delaware corporation.

“Antitrust Law” has the meaning ascribed to it in the Transaction Agreement.

“Appraisal Procedure” means a procedure whereby two independent, nationally recognized appraisers, one chosen by the Company and one by the Warrantholder, shall mutually agree upon the determinations then the subject of appraisal. Each party shall deliver a notice to the other appointing its appraiser within 15 days after the Appraisal Procedure is invoked. If within 30 days after appointment of the two appraisers they are unable to agree upon the amount in question, a third independent, nationally recognized appraiser shall be chosen within 10 days thereafter by the mutual consent of such first two appraisers or, if such two first appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in appraisal of the subject matter to be appraised. In such event, the decision of the third appraiser so appointed and chosen shall be given within 30 days after the selection of such third appraiser. If three appraisers shall be appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive upon the Company and the Warrantholder; otherwise, the average of all three determinations shall be binding upon the Company and the Warrantholder. The costs of conducting any Appraisal Procedure shall be borne 50% by the Company and 50% by the Warrantholder.

“Assumed Payment Amount” has the meaning ascribed to it in Section 12(iii).

“Board of Directors” means the board of directors of the Company.

“Business Combination” means a merger, consolidation, statutory share exchange, reorganization, recapitalization or similar extraordinary transaction (which may include a reclassification) involving the Company.

“Business Day” has the meaning ascribed to it in the Transaction Agreement.

“Cash Exercise” has the meaning set forth in Section 3.

“Cashless Exercise” has the meaning set forth in Section 3.

“Cashless Exercise Ratio” with respect to any exercise of this Warrant means a fraction (i) the numerator of which is the excess of (x) the VWAP for the Ordinary Shares for the 30 trading days immediately preceding such exercise date over (y) the Exercise Price, and (ii) the denominator of which is the VWAP for the Ordinary Shares for the 30 trading days immediately preceding such exercise date.

“Change of Control Transaction” means (a) any transaction or series of related transactions as a result of which any Person or group of persons within the meaning of Section 13(d)(3) of the Exchange Act (excluding the Warrantholder or any of its Affiliates) becomes the beneficial owner, directly or indirectly, of more than 50% of the outstanding Equity Interests (measured by either voting power or economic interests) of the Company, (b) any transaction or series of related transactions in which the stockholders of the Company immediately prior to such transaction or series of related transactions (the “Pre-Transaction Stockholders”) cease to beneficially own, directly or indirectly, at least 65% of the outstanding Equity Interests (measured by either voting power or economic interests) of the Company; provided that this clause (b) shall not apply if (i) such transaction or series of related transactions is an acquisition by the Company effected, in whole or in part, through the issuance of Equity Interests of the Company, (ii) such acquisition does not result in a Person or group of persons within the meaning of Section 13(d)(3) of the Exchange Act beneficially owning, directly or indirectly, a greater percentage of the outstanding Equity Interests (measured by either voting power or economic interests) of the Company than the Warrantholder, and (iii) the Pre-Transaction Stockholders continue to beneficially own, directly or indirectly, at least 60% of the outstanding Equity Interests (measured by voting power and economic interests) of the Company, (c) any Business Combination as a result of which a majority of the ownership of the Company is transferred to another Person or group of persons within the meaning of Section 13(d)(3) of the Exchange Act (excluding the Warrantholder or any of its Affiliates), or (d) any sale or lease or exchange, transfer, license or disposition of a business, deposits or assets that constitute a majority of the consolidated assets, business, revenues, net income, assets or deposits of the Company.

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“Company” means Kornit Digital Ltd., an Israeli limited company.

“Distribution” has the meaning set forth in Section 12(ii).

“Election Mechanic” has the meaning set forth in Section 12(iv).

“Equity Interests” means any and all (a) shares, interests, participations or other equivalents (however designated) of capital stock or other voting securities of a corporation, any and all equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), (b) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or voting securities of (or other ownership or profit or voting interests in) such Person, and (c) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Exercise Period” has the meaning set forth in Section 3.

“Exercise Price” means $13.04.

“Expiration Time” has the meaning set forth in Section 3.

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“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting in good faith and evidenced by a written notice delivered promptly to the Warrantholder (which written notice shall include certified resolutions of the Board of Directors in respect thereof). If the Warrantholder objects in writing to the Board of Director’s calculation of fair market value within 10 Business Days of receipt of written notice thereof and the Warrantholder and the Company are unable to agree on fair market value during the 10-day period following the delivery of the Warrantholder objection, the Appraisal Procedure may be invoked by either the Company or the Warrantholder to determine Fair Market Value by delivering written notification thereof not later than the 30th day after delivery of the Warrantholder objection. For the avoidance of doubt, the Fair Market Value of cash shall be the amount of such cash.

“GKH” has the meaning set forth in Section 7(ii).

“Governmental Entities” has the meaning ascribed to it in the Transaction Agreement.

“HSR Act” has the meaning ascribed to it in the Transaction Agreement.

“ITA” has the meaning set forth in Section 7(ii).

“Market Price” means, with respect to the Ordinary Shares or any other security, on any given day, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the Ordinary Shares or of such security, as applicable, on The NASDAQ Global Select Market on such day. If the Ordinary Shares or such security, as applicable, are not listed on The NASDAQ Global Select Market as of any date of determination, the Market Price of the Ordinary Shares or such security, as applicable, on such date of determination means the closing sale price on such date as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Ordinary Shares or such security, as applicable, are so listed or quoted, or, if no closing sale price is reported, the last reported sale price on such date on the principal U.S. national or regional securities exchange on which the Ordinary Shares or such security, as applicable, are so listed or quoted, or if the Ordinary Shares or such security, as applicable, are not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price on such date for the Ordinary Shares or such security, as applicable, in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the Market Price of the Ordinary Shares or such security, as applicable, on that date shall mean the Fair Market Value per share as of such date of the Ordinary Shares or such security. For the purposes of determining the Market Price of the Ordinary Shares or any such security, as applicable, on the “trading day” preceding, on or following the occurrence of an event, (a) that trading day shall be deemed to commence immediately after the regular scheduled closing time of trading on the applicable exchange, market or organization, or, if trading is closed at an earlier time, such earlier time and (b) that trading day shall end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the Market Price is to be determined as of the last trading day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the Market Price would be determined by reference to such 4:00 p.m. closing price).

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“Master Purchase Agreement” means the Master Purchase Agreement, effective as of May 1, 2016, as it may be amended from time to time, by and between the Company and Amazon Corporate LLC, including all annexes, schedules and exhibits thereto.

“NV Investment Holdings” means Amazon.com NV Investment Holdings LLC, a Nevada limited liability company.

“Ordinary Shares” means the Company’s ordinary shares, par value NIS 0.01 per share.

“Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

“Repurchases” means any transaction or series of related transactions to purchase Equity Interests of the Company or any of its subsidiaries by the Company or any subsidiary thereof for a purchase price greater than Fair Market Value pursuant to any tender offer or exchange offer (whether or not subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder), whether for cash, Equity Interests of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including Equity Interests, other securities or evidences of indebtedness of a subsidiary), or any combination thereof, effected while this Warrant is outstanding; provided that “Repurchases” shall not include any purchases of Equity Interests of the Company or any subsidiary by the Company or any subsidiary thereof pursuant to and in compliance with the requirements of Rule 10b-18 under the Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Subject Adjustment” has the meaning set forth in Section 12(vi).

“Subject Record Date” has the meaning set forth in Section 12(vi).

“subsidiary” has the meaning ascribed to it in the Transaction Agreement.

“Tax Request” has the meaning set forth in Section 7(ii).

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“Transaction Agreement” means the Transaction Agreement, dated as of January 10, 2017, as it may be amended from time to time, by and between the Company and Amazon, including all annexes, schedules and exhibits thereto.

“Transaction Documents” has the meaning ascribed to it in the Transaction Agreement.

“Vesting Event” means (a) with respect to increments of 85,521 Warrant Shares, each time at which Amazon and its Affiliates have collectively made gross payments totaling $5 million to the Company in connection with invoices in respect of orders placed after May 1, 2016 under the Master Purchase Agreement (whether or not such agreement has been executed at the time of any such order), until such time as Amazon and any of its Affiliates have collectively paid $75 million to the Company in connection with the Master Purchase Agreement, (b) with respect to additional increments of 109,956 Warrant Shares, each time, after payment of the initial $75 million described in clause (a) above, at which Amazon and its Affiliates have collectively made gross payments totaling $5 million to the Company in connection with invoices in respect of orders placed after May 1, 2016 under the Master Purchase Agreement (whether or not such agreement has been executed at the time of any such order). For the avoidance of doubt, Vesting Events shall stop occurring once the total number of Warrant Shares authorized under Section 2 have vested pursuant to Vesting Events and if a given Vesting Event would cause the number of shares vested to increase over this threshold then only the number of shares up to and including the total number of Warrant Shares authorized under Section 2 shall vest during the final such Vesting Event.

“VWAP” means the volume weighted average price per share of the Ordinary Shares on The NASDAQ Global Select Market (as reported by Bloomberg L.P. (or its successor) or, if not available, by another authoritative source mutually agreed by the Company and Amazon) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day.

“Warrant” means this Warrant, issued pursuant to the Transaction Agreement.

“Warrant Shares” has the meaning set forth in Section 2.

“Warrantholder” has the meaning set forth in Section 2.

2.       Number of Warrant Shares; Exercise Price. This certifies that, for value received, NV Investment Holdings or its permitted assigns (the “Warrantholder”) is entitled, upon the terms hereinafter set forth, to acquire from the Company, in whole or in part, up to an aggregate of 2,932,176 fully paid and nonassessable Ordinary Shares (the “Warrant Shares”), at a purchase price per Ordinary Share equal to the Exercise Price. The Warrant Shares and Exercise Price are subject to adjustment as provided herein, and all references to “Ordinary Shares,” “Warrant Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

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3.       Exercise of Warrant; Term; Other Agreements; Cancelation.

(i)      Promptly following the occurrence of a Vesting Event, the Company shall deliver to the Warrantholder a Notice of Vesting Event in the form attached as Annex A hereto; provided that neither the delivery, nor the failure of the Company to deliver, such Notice of Vesting Event shall affect or impair the Warrantholder’s rights or the Company’s obligations hereunder.

(ii)     Subject to Section 2, Section 12(iv) and Section 13, the right to purchase Warrant Shares represented by this Warrant is exercisable, in whole or in part by the Warrantholder, at any time or from time to time from and after the applicable Vesting Event, but in no event later than 5:00 p.m., New York City time, on January 10, 2022 (such time, the “Expiration Time” and such period from and after the applicable Vesting Event through the Expiration Time, the “Exercise Period”), by (A) the surrender of this Warrant and the Notice of Exercise attached as Annex B hereto, duly completed and executed on behalf of the Warrantholder, at the principal executive office of the Company located at 12 Ha`Amal Street, Afek Park, Rosh-Ha`Ayin 4809246, Israel, Attn: Guy Avidan (or such other office or agency of the Company in the United States as it may designate by notice in writing to the Warrantholder), and (B) payment of the Exercise Price for the Warrant Shares thereby purchased by, at the sole election of the Warrantholder, either: (i) tendering in cash, by certified or cashier’s check payable to the order of the Company, or by wire transfer of immediately available funds to an account designated by the Company (such manner of exercise, a “Cash Exercise”) or (ii) without payment of cash, by reducing the number of Warrant Shares obtainable upon the exercise of this Warrant (either in full or in part, as applicable) and payment of the Exercise Price in cash so as to yield a number of Warrant Shares obtainable upon the exercise of this Warrant (either in full or in part, as applicable) equal to the product of (x) the number of Warrant Shares issuable upon the exercise of this Warrant (either in full or in part, as applicable) (if payment of the Exercise Price were being made in cash) and (y) the Cashless Exercise Ratio (such manner of exercise, a “Cashless Exercise”).

(iii)    Notwithstanding the foregoing, if at any time during the Exercise Period the Warrantholder has not exercised this Warrant in full as a result of there being insufficient Warrant Shares available for issuance or the lack of any required corporate approval, the Expiration Time shall be extended until such date as the Warrantholder is able to exercise this Warrant in respect of all vested Warrant Shares.

(iv)    If the Warrantholder does not exercise this Warrant in its entirety, the Warrantholder shall be entitled to receive from the Company, upon request, a new warrant of like tenor in substantially identical form for the purchase of that number of Warrant Shares equal to the difference between the number of Warrant Shares subject to this Warrant and the number of Warrant Shares as to which this Warrant is so exercised.

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(v)     Notwithstanding any of the foregoing, the Warrantholder shall not exercise this Warrant or any new warrant as described in Section 3(iv) unless the total Exercise Price for the Warrant Shares thereby purchased is greater than or equal to $500,000 (measured, in the case of a Cashless Exercise, irrespective of the number of Warrant Shares acquired by the Warrantholder as a result of such exercise); provided that the foregoing restriction shall not apply in the event that the total Exercise Price for all Warrant Shares available for purchase by the Warrantholder under this Warrant or any new warrant as described in Section 3(iv) is less than $500,000.

(vi)    This Warrant, including with respect to its cancelation, is subject to the terms and conditions of the Transaction Agreement. Without affecting in any manner any prior exercise of this Warrant (or any Warrant Shares previously issued hereunder), if (a) the Transaction Agreement is terminated in accordance with Section 5.1 thereof or (b) the Warrantholder delivers to the Company a written, irrevocable commitment not to exercise this Warrant, the Company shall have no obligation to issue, and the Warrantholder shall have no right to acquire, the unvested portion of any Warrant Shares under this Warrant.

4.       Issuance of Warrant Shares; Authorization; Listing. Certificates for Equity Interests issued upon exercise of this Warrant shall be issued on the third Business Day following the date of exercise of this Warrant in accordance with its terms in the name of the Warrantholder and shall be delivered to the Warrantholder. The Company hereby represents and warrants that any Equity Interests issued upon the exercise of this Warrant in accordance with the provisions of Section 3 will be validly issued, fully paid and nonassessable and free of any liens or encumbrances (other than liens or encumbrances created by the Transaction Documents, arising as a matter of applicable law or created by or at the direction of the Warrantholder or any of its Affiliates). The Equity Interests so issued shall be deemed for all purposes to have been issued to the Warrantholder as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Company in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Equity Interests may not be actually delivered on such date. The Company shall at all times reserve and keep available, out of its authorized but unissued Equity Interests, solely for the purpose of providing for the exercise of this Warrant, the aggregate Equity Interests issuable upon exercise of this Warrant in full (disregarding whether or not this Warrant is exercisable by its terms at any such time). The Company shall, at its sole expense, procure, subject to issuance or notice of issuance, the listing of any Equity Interests issuable upon exercise of this Warrant on the principal stock exchange on which such Equity Interests are then listed or traded, promptly after such Equity Interests are eligible for listing thereon.

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5.       No Fractional Shares or Scrip. No fractional Warrant Shares or other Equity Interests or scrip representing fractional Warrant Shares or other Equity Interests shall be issued upon any exercise of this Warrant. In lieu of any fractional share to which a Warrantholder would otherwise be entitled, the Warrantholder shall be entitled to receive a cash payment equal to the Market Price of the Ordinary Shares or such other Equity Interests on the last trading day preceding the date of exercise less the Exercise Price for such fractional share.

6.       No Rights as Stockholders; Transfer Books. Without limiting in any respect the provisions of the Transaction Agreement and except as otherwise provided by the terms of this Warrant, this Warrant does not entitle the Warrantholder to (i) receive dividends or other distributions, (ii) consent to any action of the stockholders of the Company, (iii) receive notice of or vote at any meeting of the stockholders, (iv) receive notice of any other proceedings of the Company, or (v) exercise any other rights whatsoever, in any such case, as a stockholder of the Company prior to the date of exercise hereof.

7.       Charges, Taxes and Expenses.

(i)      Issuance of this Warrant and issuance of certificates for Equity Interests to the Warrantholder upon the exercise of this Warrant shall be made without charge to the Warrantholder for any issue or transfer tax (other than taxes in respect of any transfer occurring contemporaneously therewith) or other incidental expense (other than with respect to any income tax or capital gains tax payable by the Warrantholder or required by law to be withheld by the Company as set forth below) in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company.

(ii)     The Company will withhold all tax payments duly required under Israeli law upon the issuance or vesting of this Warrant or the issuance of certificates for Equity Interests to the Warrantholder upon the exercise of this Warrant and pay such tax to the Israeli Tax Authority (the “ITA”) for the account of the Warrantholder; provided that the Company will not withhold any tax if, prior to the issuance or vesting of this Warrant or the issuance of certificates for Equity Interests, the Warrantholder provides the Company with either (a) (1) a valid and executed declaration, in the form attached hereto as Exhibit A, regarding its non-Israeli residence; and (2) a confirmation that the tax opinion provided by Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. (“GKH”) in connection with this Warrant is accurate in all material respects as of the time of the issuance, vesting or exercise of the Warrant; or (b) an exemption certificate from the ITA allowing the Company to completely avoid such withholding, in a form reasonably satisfactory to the Company’s advisors. If the Warrantholder does not provide the exemption certificate described in clause (b) above, then the Warrantholder will indemnify and hold harmless the Company and, if applicable, its directors and officers, from and against, and pay and reimburse the Company for, any liability (including any penalties, the Israeli consumer price index or interest to be accrued thereon, or any reasonable attorney fees and related expenses) arising as a result of the failure of the Company to withhold Israeli tax upon the issuance or vesting of this Warrant or the issuance of certificates for Equity Interests to the Warrantholder upon the exercise of this Warrant, to the extent such tax is requested by the ITA (the "Tax Request"). The Company shall: (I) provide written notice to the Warrantholder as soon as practicable of any actual or threatened Tax Request; (II) allow the Warrantholder to assume sole control of the defense of any such Tax Request, provided, however, that counsel for the Warrantholder who shall conduct such defense shall be approved by the Company (which approval shall not be unreasonably withheld, conditioned or delayed); provided further, that if such counsel is GKH, approval of the Company will not be required; (III) provide the Warrantholder with such information and cooperation as it may reasonably require in connection with such Tax Request; and (IV) to the extent that at least five (5) business days prior to the payment date pursuant to the Tax Request the Warrantholder provides the Company with a certificate confirming filing of an appeal with the ITA or the respective court, as the case may be, not make any admission of liability or commit the Warrantholder to the payment of any sums in settlement or otherwise in connection with such Tax Audit. Failure by the Company to comply with clauses (I)–(IV) of the preceding sentence will not release the Warrantholder from any of its obligations under this Section 7(ii), except to the extent the Warrantholder is materially prejudiced by such failure.

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(iii)    In the event that the Warrantholder chooses to assume sole control of the defense of any such Tax Audit pursuant to clause (ii)(II) above then: (a) the Warrantholder shall so notify the Company in writing within 10 days after receipt of written notice from the Company of the Tax Request in accordance with clause (ii)(I) above that the Warrantholder will take upon itself the defense against the Tax Request pursuant to this Section 7(ii), (b) the Warrantholder will conduct such defense at its own expense and will pay any payments resulting from such defense; (c) the Warrantholder shall duly file an appeal with the ITA or respective court as the case may be; (d) the Warrantholder will conduct such defense actively and shall keep the Company reasonably informed of the process and the appeal status; and (e) will not be allowed to affect any settlements that may have any effect on the Company unless previously consented to in writing by the Company, which consent shall not be unreasonably withheld.

(iv)    For the avoidance of doubt, if the Warrantholder assumes the defense of a Tax Audit, any payment due as a result of a settlement with the ITA, final assessment issued by the ITA or a final court’s decision, will be timely paid by the Warrantholder under the Company’s Israeli tax deduction file.

(v)     This indemnity shall remain in force for a period of 5 years from the later of: (a) the last vesting date or exercise date of this Warrant; (b) or if the Warrantholder assumes defense of a Tax Request, until the later of: a settlement with the ITA is reached or a final assessment is issued by the ITA or a final non appealable decisions of a court of competent jurisdiction is provided and the Warrantholder has paid in full the payments due according to such settlement, final assessment or court decision and then for additional six months therefrom; and shall thereafter terminate immediately with no further action required. This indemnity undertaking shall be assignable to any successor of the Company.

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(vi)    Indemnification under this section shall be paid in cash within seven days of request by the Company in writing which request shall set forth the amounts paid by the Company in connection with such indemnification is requested.

8.       Transfer/Assignment.

(i)      This Warrant may be transferred only to Amazon or to a wholly owned subsidiary of Amazon. The Warrant Shares may be transferred only in accordance with the terms of the Transaction Agreement. Subject to compliance with the first two sentences of this Section 8, the legend as set forth on the cover page of this Warrant and the terms of the Transaction Agreement, this Warrant and all rights hereunder are transferable, in whole or in part, upon the books of the Company by the registered holder hereof in person or by duly authorized attorney, and a new Warrant shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of one or more transferees, upon surrender of this Warrant, duly endorsed, to the office or agency of the Company described in Section 3. If the transferring holder does not transfer the entirety of its rights to purchase all Warrant Shares hereunder, such holder shall be entitled to receive from the Company a new Warrant in substantially identical form for the purchase of that number of Warrant Shares as to which the right to purchase was not transferred. All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new Warrants pursuant to this Section 8 shall be paid by the Company, other than the costs and expenses of counsel or any other advisor to the Warrantholder and its transferee.

(ii)     If and for so long as required by the Transaction Agreement, this Warrant Certificate shall contain a legend as set forth in Section 4.2 of the Transaction Agreement.

9.       Exchange and Registry of Warrant. This Warrant is exchangeable, subject to applicable securities laws, upon the surrender hereof by the Warrantholder to the Company, for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of Warrant Shares. The Company shall maintain a registry showing the name and address of the Warrantholder as the registered holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at the office of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

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10.     Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon receipt of a bond, indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of Warrant Shares as provided for in such lost, stolen, destroyed or mutilated Warrant.

11.     Fridays, Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.

12.     Adjustments and Other Rights. The Exercise Price and Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided that if more than one subsection of this Section 12 is applicable to a single event, the subsection shall be applied that produces the largest adjustment and no single event shall cause an adjustment under more than one subsection of this Section 12 so as to result in duplication.

(i)      Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall at any time or from time to time (a) declare, order, pay or make a dividend or make a distribution on its Ordinary Shares in additional Ordinary Shares, (b) split, subdivide or reclassify the outstanding Ordinary Shares into a greater number of shares or (c) combine or reclassify the outstanding Ordinary Shares into a smaller number of shares, the number of Warrant Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder immediately after such record date or effective date, as the case may be, shall be entitled to purchase the number of Ordinary Shares which such holder would have owned or been entitled to receive in respect of the Ordinary Shares subject to this Warrant after such date had this Warrant been exercised in full immediately prior to such record date or effective date, as the case may be (disregarding whether or not this Warrant had been exercisable by its terms at such time). In the event of such adjustment, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be immediately adjusted to the number obtained by dividing (x) the product of (1) the number of Warrant Shares issuable upon the exercise of this Warrant in full before the adjustment determined pursuant to the immediately preceding sentence (disregarding whether or not this Warrant was exercisable by its terms at such time) and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, split, subdivision, combination or reclassification giving rise to such adjustment by (y) the new number of Warrant Shares issuable upon exercise of the Warrant in full determined pursuant to the immediately preceding sentence (disregarding whether or not this Warrant is exercisable by its terms at such time).

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(ii)     Distributions. If the Company, at any time while this Warrant is outstanding, declares or makes any dividend or distributes to Warrantholders of Ordinary Shares (and not to the Warrantholder) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), then the Warrantholder will be entitled to participate in such Distribution to the same extent that the Warrantholder would have participated therein if the Warrantholder had held the number of Ordinary Shares acquirable upon exercise of the Warrant solely to the extent exercisable immediately before the date as of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the participation in such Distribution.

(iii)    Repurchases. If the Company shall at any time or from time to time effect Repurchases, then the Exercise Price shall be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to the first purchase of Equity Interests comprising such Repurchases by a fraction of which the numerator shall be (A) the product of (1) the number of Ordinary Shares outstanding immediately prior to the first purchase of Equity Interests comprising such Repurchases and (2) the Market Price per Ordinary Share on the trading day immediately preceding the first public announcement by the Company of the intent to effect such Repurchases, minus (B) the Assumed Payment Amount, and of which the denominator shall be the product of (X) the number of Ordinary Shares outstanding immediately prior to the first purchase of Equity Interests comprising such Repurchases minus the number of Ordinary Shares so repurchased and (Y) the Market Price per Ordinary Share on the trading day immediately preceding the first public announcement by the Company of the intent to effect such Repurchases. In such event, the number of Warrant Shares issuable upon the exercise of this Warrant shall be increased to the number obtained by multiplying such number of Warrant Shares by the quotient of (A) the Exercise Price in effect immediately prior to the first purchase of Equity Interests comprising such Repurchases divided by (B) the new Exercise Price determined in accordance with the immediately preceding sentence. For the avoidance of doubt, no increase to the Exercise Price or decrease in the number of Warrant Shares issuable upon exercise of this Warrant shall be made pursuant to this Section 12(iii). For purposes of the foregoing, the “Assumed Payment Amount” with respect to any Repurchases shall mean the aggregate Market Price (in the case of securities) and/or Fair Market Value (in the case of cash and/or any other property), as applicable, as of such Repurchases, of the aggregate consideration paid to effect such Repurchases.

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(iv)    Change of Control Transactions. In case of any Change of Control Transaction or reclassification of Ordinary Shares (other than a reclassification of Ordinary Shares subject to adjustment pursuant to Section 12(i)), notwithstanding anything to the contrary contained herein, (a) the Company shall notify the Warrantholder in writing of such Change of Control Transaction or reclassification as promptly as practicable (but in no event later than 10 Business Days prior to the effectiveness thereof), (b) the Warrant Shares shall immediately vest fully and become non-forfeitable and, subject to clause (c) below, become immediately exercisable upon consummation of such Change of Control Transaction or reclassification and (c) solely in the event of a Change of Control Transaction that is a Business Combination or a reclassification, the Warrantholder’s right to receive Warrant Shares upon exercise of this Warrant shall be converted, effective upon the occurrence of such Business Combination or reclassification, into the right to exercise this Warrant to acquire the number of shares of stock or other securities or property (including cash) that the Ordinary Shares issuable (at the time of such Business Combination or reclassification) upon exercise of this Warrant immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification. In determining the kind and amount of stock, securities or the property receivable upon exercise of this Warrant upon and following adjustment pursuant to this paragraph, if the holders of Ordinary Shares have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination (an “Election Mechanic”), then the Warrantholder shall have the right to make the same election upon exercise of this Warrant with respect to the number of shares of stock or other securities or property which the Warrantholder shall receive upon exercise of this Warrant. The Company, or the Person or Persons formed by the applicable Business Combination or reclassification, or that acquire(s) the applicable Ordinary Shares, as the case may be, shall make lawful provisions to establish such rights and to provide for such adjustments that, for events from and after such Business Combination or reclassification, shall be as nearly equivalent as possible to the rights and adjustments provided for herein, and the Company shall not be a party to or permit any such Business Combination or reclassification to occur unless such provisions are made as a part of the terms thereof.

(v)     Rounding of Calculations; Minimum Adjustments. All calculations under this Section 12 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Section 12 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of Warrant Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of an Ordinary Share, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of an Ordinary Share, or more.

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(vi)    Timing of Issuance of Additional Securities Upon Certain Adjustments. In any case in which (a) the provisions of this Section 12 shall require that an adjustment (the “Subject Adjustment”) shall become effective immediately after a record date (the “Subject Record Date”) for an event and (b) the Warrantholder exercises this Warrant after the Subject Record Date and before the consummation of such event, the Company may defer until the consummation of such event (i) issuing to such Warrantholder the incrementally additional Ordinary Shares or other property issuable upon such exercise by reason of the Subject Adjustment and (ii) paying to such Warrantholder any amount of cash in lieu of a fractional Ordinary Share; provided, however, that the Company upon request shall promptly deliver to such Warrantholder a due bill or other appropriate instrument evidencing such Warrantholder’s right to receive such additional shares (or other property, as applicable), and such cash, upon the consummation of such event.

(vii)   Statement Regarding Adjustments. Whenever the Exercise Price or the Warrant Shares into which this Warrant is exercisable shall be adjusted as provided in Section 12, the Company shall forthwith prepare a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the Warrant Shares into which this Warrant shall be exercisable after such adjustment, and cause a copy of such statement to be delivered to the Warrantholder as promptly as practicable.

(viii)  Notice of Adjustment Event. In the event that the Company shall propose to take any action of the type described in this Section 12 (but only if the action of the type described in this Section 12 would result in an adjustment in the Exercise Price or the Warrant Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall provide written notice to the Warrantholder, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed. In case of all other action, such notice shall be given at least 10 days prior to the taking of such proposed action unless the Company reasonably determines in good faith that, given the nature of such action, the provision of such notice at least 10 days in advance is not reasonably practicable from a timing perspective, in which case such notice shall be given as far in advance prior to the taking of such proposed action as is reasonably practicable from a timing perspective.

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(ix)     Adjustment Rules. Any adjustments pursuant to this Section 12 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Ordinary Shares, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Ordinary Shares.

(x)      No Impairment. The Company shall not, by amendment of its certificate of incorporation, bylaws or any other organizational document, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant. In furtherance and not in limitation of the foregoing, the Company shall not take or permit to be taken any action which would entitle the Warrantholder to an adjustment under this Section 12 if the total number of Ordinary Shares issuable after such action upon exercise of this Warrant in full (disregarding whether or not this Warrant is exercisable by its terms at such time), together with all Ordinary Shares then outstanding and all Ordinary Shares then issuable upon the exercise in full of any and all outstanding Equity Interests (disregarding whether or not any such Equity Interests are exercisable by their terms at such time) would exceed the total number of Ordinary Shares then authorized by its certificate of incorporation.

(xi)     Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 12, the Company shall take any and all action which may be necessary, including obtaining regulatory or other governmental, NASDAQ or other applicable securities exchange, corporate or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all Ordinary Shares, or all other securities or other property, that the Warrantholder is entitled to receive upon exercise of this Warrant pursuant to this Section 12.

13.     Mandatory Exercise Upon Change of Control. Notwithstanding anything to the contrary contained herein, in the event of the consummation prior to the Expiration Time of a Business Combination where all outstanding Ordinary Shares are exchanged solely for cash consideration, the Company shall have the right to cause the Warrantholder to exercise this Warrant; provided that the Company must give written notice to the Warrantholder at least 10 Business Days prior to the date of consummation of such qualifying Business Combination, which notice shall specify the expected date on which such qualifying Business Combination is to take place and set forth the facts with respect thereto as shall be reasonably necessary to indicate the amount of cash deliverable upon exercise of this Warrant and to each outstanding Ordinary Share; provided, further that the Company may only cause this Warrant to be exercised concurrently with the consummation of such qualifying Business Combination and the Warrantholder shall be entitled to receive the cash consideration as determined pursuant to Section 12(v). If the Warrantholder is required to exercise this Warrant pursuant to this Section 13, the Warrantholder shall notify the Company within five Business Days after receiving the Company’s written notice described above in this Section 13 whether it is electing to exercise this Warrant through a Cash Exercise or a Cashless Exercise. If the Warrantholder (i) does not provide such notice within five Business Days after receiving the Company’s written notice described above in this Section 13, or (ii) elects a Cash Exercise but does not pay the applicable Exercise Price for the Warrant Shares thereby purchased to the Company upon the consummation of such qualifying Business Combination then, in either such case, the Company shall effect the exercise of this Warrant through a Cashless Exercise.

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14.     Governing Law and Jurisdiction. This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In addition, each of the parties (a) expressly submits to the personal jurisdiction and venue of the state and federal courts located in New York County, New York, in the event any dispute (whether in contract, tort or otherwise) arises out of this Warrant or the transactions contemplated hereby, (b) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum, and (c) agrees that it shall not bring any claim, action or proceeding relating to this Warrant or the transactions contemplated hereby in any court other than the state or federal courts of New York County, New York. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 17, such service to become effective 10 days after such mailing.

15.     Binding Effect. This Warrant shall be binding upon any successors or assigns of the Company.

16.     Amendments. This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of the Company and the Warrantholder.

17.     Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt, (b) if sent by nationally recognized overnight air courier, one Business Day after mailing, (c) if sent by email or facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (a) or (b) of this Section 17 when transmitted and receipt is confirmed, or (d) if otherwise personally delivered, when delivered. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

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If to the Company, to:

Name:	Kornit Digital Ltd.
Address:	12 Ha`Amal Street, Afek Park, Rosh-Ha`Ayin 4809246, Israel
Fax:	+972 3 908 0280
Email:	Guy.Avidan@kornit.com
Attn:	Guy Avidan

with a copy to (which copy alone shall not constitute notice):

Name:	Meitar Liquornik Geva Leshem Tal
Address:	16 Abba Hillel Silver Road, Ramat Gan 5250608, Israel

Fax:	+ 972 3 610 3688
Email:	Avivav@meitar.com
Attn:	Aviv Advidan-Shalit

and

Name:	White & Case LLP
Address:	1155 Avenue of the Americas, New York, NY 10036
Fax:	+1 212 354 8113
Email:	cdiamond@whitecase.com
Attn:	Colin Diamond

If to the Warrantholder, to:

Amazon.com NV Investment Holdings LLC 410 Terry Avenue North Seattle, WA 98109-5210
Attn:	General Counsel
Fax:	(206) 266-7010

with a copy to (which copy alone shall not constitute notice):

Debevoise & Plimpton LLP
919 Third Avenue New York, NY 10022
Attn:	William D. Regner
Fax:	(212) 521-7698
Email:	wdregner@debevoise.com

18.     Entire Agreement. This Warrant and the form attached hereto, the Transaction Agreement, the other Transaction Documents (as defined in the Transaction Agreement) and the Confidentiality Agreement (as defined in the Transaction Agreement) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof.

19.     Specific Performance. The parties agree that failure of any party to perform its agreements and covenants hereunder, including a party’s failure to take all actions as are necessary on such party’s part in accordance with the terms and conditions of this Warrant to consummate the transactions contemplated hereby, will cause irreparable injury to the other party, for which monetary damages, even if available, will not be an adequate remedy. It is agreed that the parties shall be entitled to equitable relief including injunctive relief and specific performance of the terms hereof, without the requirement of posting a bond or other security, and each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of a party’s obligations and to the granting by any court of the remedy of specific performance of such party’s obligations hereunder, this being in addition to any other remedies to which the parties are entitled at law or equity.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by a duly authorized officer.

Dated: January 10, 2017

KORNIT DIGITAL LTD.

By:	/s/ Gabi Seligsohn /s/ Guy Avidan
	Name:	Gabi Seligsohn / Guy Avidan
	Title:	CEO / CFO

Acknowledged and Agreed

AMAZON.COM NV INVESTMENT HOLDINGS LLC

By:	/s/ David Shearer
	Name:	David Shearer
	Title:	Vice President

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Annex A

[Form of Notice of Vesting Event]

Date:

TO:	Amazon.com, Inc.

RE:	Notice of Vesting Event

Reference is made to that certain Warrant to Purchase Ordinary Shares, dated as of January 10, 2017 (the “Warrant”), issued to Amazon.com NV Investment Holdings LLC representing a warrant to purchase 2,932,176 ordinary shares of Kornit Digital Ltd. (the “Company”). Capitalized terms used herein without definition are used as defined in the Warrant.

The undersigned hereby delivers notice to you that a Vesting Event has occurred under the terms of the Warrant.

A.	Vesting Event. The following Vesting Event has occurred on or around __________________, 201__:

_____	Amazon and its Affiliates have collectively made payments totaling $5 million to the Company in connection with the Master Purchase Agreement.

B.	Vested Warrant Shares. After giving effect to the Vesting Event referenced in Paragraph A above, the aggregate number of Warrant Shares issuable upon exercise of the Warrant that have vested under the terms of the Warrant is:

____________________________

C.	Exercised Warrant Shares. The aggregate number of Warrant Shares issuable upon exercise of the Warrant that have been exercised as of the date hereof is:

____________________________

D.	Unexercised Warrant Shares. After giving effect to the Vesting Event referenced in Paragraph A above, the aggregate number of Warrant Shares issuable upon exercise of the Warrant that have vested but remain unexercised under the Warrant is:

____________________________

KORNIT DIGITAL LTD.

By:

Name:

Title:

Annex B

[Form of Notice of Exercise]

Date:

TO:	Kornit Digital Ltd.

RE:	Election to Purchase Ordinary Shares

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of Ordinary Shares set forth below covered by such Warrant. The undersigned, in accordance with Section 3 of the Warrant, hereby agrees to pay the aggregate Exercise Price for such Ordinary Shares. A new warrant evidencing the remaining Ordinary Shares covered by such Warrant, but not yet subscribed for and purchased, if any, should be issued in the name of the Warrantholder.

Number of Ordinary Shares with respect to which the Warrant is being exercised (including shares to be withheld as payment of the Exercise Price pursuant to Section 3(i), if any):

Method of Payment of Exercise Price (note if cashless exercise pursuant to Section 3(ii)(B)(ii) of the Warrant or cash exercise pursuant to Section 3(ii)(B)(i) of the Warrant):

Aggregate Exercise Price: _______________________________

Holder:

By:

Name:

Title:

Exhibit A

Form of Non-Israeli Resident Declaration